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                                                                    EXHIBIT 12.1
                   NABORS INDUSTRIES, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                     (In thousands, except ratio amounts)
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
                                               Three                   Three
                                           Months Ended  Year Ended  Months Ended
                                             March 31,  December 31, December 31,              Year Ended September 30,
                                                1999        1998         1997         1997         1996         1995         1994
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
Pretax income                                $  19,613   $ 199,981    $  62,616    $ 182,410    $  81,600    $  58,628    $   6,239

Add fixed charges as adjusted (from below)       5,575      16,040        4,107       16,980       12,258        7,933        8,555
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
        Earnings                             $  25,188   $ 216,021    $  66,723    $ 199,390    $  93,858    $  66,561    $  14,794
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
Fixed charges:
    Interest expense:
        Interest on indebtedness             $   5,259   $  14,974    $   3,858    $  15,993    $  11,356    $   7,297    $   7,923
        Capitalized                               --         2,648          297        1,191          985          747          391
    Amortization of debt costs                     146         489          121          527          528          314          314
    Interest portion of rental expense             170         577          128          460          374          322          318
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
    Fixed charges before adjustments             5,575      18,688        4,404       18,171       13,243        8,680        8,946
    Less capitalized interest                     --        (2,648)        (297)      (1,191)        (985)        (747)        (391)
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------

    Fixed charges as adjusted                $   5,575   $  16,040    $   4,107    $  16,980    $  12,258    $   7,933    $   8,555
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------

Ratio (earnings divided by fixed charges
     before adjustments)                          4.52       11.56        15.15        10.97         7.09         7.67         1.65
                                             ---------   ---------    ---------    ---------    ---------    ---------    ---------
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